Exhibit 10.1

LINDBLAD EXPEDITIONS HOLDINGS, INC.
2015 LONG-TERM INCENTIVE PLAN

Market STOCK Unit Grant Notice

Capitalized terms not specifically defined in this Market Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2015 Long-Term Incentive Plan (as amended from time to time, the “Plan”) of Lindblad Expeditions Holdings, Inc. (the “Company”).

The Company has granted to the participant listed below (“Participant”) an Other Stock or Cash Based Award pursuant to the Plan consisting of Market Stock Units as described in this Grant Notice (the “MSUs”), subject to the terms and conditions of the Plan and the Market Stock Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:	September 30, 2020
Number of MSUs:
Vesting Schedule:

Subject to the terms of the Agreement, the number of MSU Shares earned will be determined on March 31, 2022 (the “Closing Date”). The MSU Shares that are earned will vest as 50% on the Closing Date and 50% on March 31, 2023.

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

LINDBLAD EXPEDITIONS HOLDINGS, INC.	PARTICIPANT
By:
Name:	[Participant Name]
Title:

MArket STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

Article I.
general

1.1               Award of MSUs.

(a)                The Company has granted the MSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each MSU represents the right to receive one Share multiplied by the Performance Multiplier or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the MSUs have vested.

1.2             Incorporation of Terms of Plan. The MSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3             Unsecured Promise. The MSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

Article II.
VESTING; forfeiture AND SETTLEMENT

2.1               Vesting. The MSUs are 100% unvested as of the Grant Date. On the Closing Date, the Company will determine the Performance Multiplier for the MSUs and each MSU will thereupon convert into the right to receive a number of Shares (the “MSU Shares”) equal to the product of the Number of Shares awarded on the Grant Date multiplied by the Performance Multiplier. The MSU Shares will vest as set forth in the Grant Notice (and any fraction of an MSU that would otherwise be vested will be rounded down, unless otherwise determined by the Company). For purposes of this Agreement, the following definitions apply:

(a)      “Ending Average Closing Price” means, the average closing price of a Share as reported on the NASDAQ Capital Market for the 10 consecutive trading days ending on (and including) the Closing Date.

(b)     “Starting Closing Price” means the closing price of a Share as reported on the NASDAQ Capital Market on the Grant Date.

(c)      “Performance Multiplier” for the MSUs, means the quotient obtained by dividing (i) the Ending Average Closing Price for the Closing Date by (ii) the Starting Closing Price, provided, however, that in no event shall the Performance Multiplier exceed 1.50.

2.2     Forfeiture. In the event of Participant’s Termination of Service for any reason, all unvested MSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company. In addition, upon the Closing Date, any portion of the MSUs that are not earned in accordance with Section 2.1 above will immediately and automatically be cancelled and forfeited.

2.3               Settlement.

(a)     MSUs will be paid in Shares or cash at the Company’s option as soon as administratively practicable after the vesting of the applicable MSU Shares, but in no event more than sixty (60) days after the MSU’s vesting date. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

(b)     If MSUs are paid in cash, the amount of cash paid with respect to each vested MSU Share will equal the Fair Market Value of a Share on the day immediately preceding the payment date.

Article III.
TAXATION AND TAX WITHHOLDING

3.1     Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2               Tax Withholding.

(a)     The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the MSUs as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Award.

(b)     Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the MSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the MSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the MSUs or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the MSUs to reduce or eliminate Participant’s tax liability.

Article IV.
other provisions

4.1               Adjustments. Participant acknowledges that the MSUs and the Shares subject to the MSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2               Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.3            Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4      Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.5     Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.6     Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the MSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7           Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.8     Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9     Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the MSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the MSUs, as and when settled pursuant to the terms of this Agreement.

4.10     Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.11     Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *